Exhibit 10.2

LEASE AGREEMENT

BETWEEN

PEREGRINE INVESTMENT PARTNERS - I,
a Pennsylvania Limited Partnership

(“Landlord”)

AND

OPINION RESEARCH CORPORATION,
a Delaware Corporation

(“Tenant”)

BASIC LEASE PROVISIONS

This Lease consists of the Cover Sheet, Basic Lease Provisions, General Lease Provisions, Riders and Exhibits, all of which are attached and incorporated by reference for all purposes. The terms defined in the Basic Lease Provisions, General Lease Provisions, Riders and Exhibits shall be deemed to have the meanings ascribed, wherever used herein. The Cover Sheet, Table of Contents and headings of paragraphs, Riders and Exhibits are for convenience only and shall not be deemed to enlarge or diminish the meanings of the provisions of this Lease.

LEASE DATE:	May 19, 2003

LANDLORD:	PEREGRINE INVESTMENT PARTNERS-I a Pennsylvania Limited Partnership 770 Township Line Road, Suite 150 Yardley, PA 19067 Attention: Samuel Jones, Vice President

TENANT:

OPINION RESEARCH CORPORATION,
a Delaware Corporation
23 Orchard Road
Skillman, NJ 08558
Authorized Representative: John F. Short, Chief Executive Officer
(Following the Lease Commencement Date:
600 College Road East
Princeton, NJ 08540)

LAND:	The tract of land located in the Township of Plainsboro, Middlesex County, New Jersey and described in Exhibit “A-1”.

BUILDING:	The building commonly known as Arbor 600, Princeton Forrestal Center, New Jersey, situated on the Land.

PREMISES:	The portion of the fourth floor of the Building as shown on the floor plan attached as Exhibit “A-2”.

TERM:	Ten (10) years

LEASE COMMENCEMENT DATE:	September 1, 2003 (subject to adjustment pursuant to Section 2 of the General Lease Provisions).

LEASE EXPIRATION DATE:	August 31, 2013 (subject to adjustment pursuant to Section 2 of the General Lease Provisions).

BASIC RENT:	Basic Rent shall be payable, in consecutive equal monthly installments, plus Tenant electric, pursuant to the following schedule:

Lease Year	Annual	Monthly

1	705,728.50	58,810.71
2	705,728.50	58,810.71
3	705,728.50	58,810.71
4	765,790.50	63,815.88
5	765,790.50	63,815.88
6	765,790.50	63,815.88
7	825,852.50	68,821.04
8	825,852.50	68,821.04
9	825,852.50	68,621.04
10	855,883.50	71,323.63

ADDITIONAL RENT:	Tenant’s allocated share of the increase in Recognized Expenses (as defined in the General Lease Provisions) over the annual Recognized Expenses for the calendar year 2003 (the “Base Year”).

ELECTRICAL SERVICE COST AMOUNT:	$1.25 per rentable square foot per annum, subject to the provisions of Section 12 of the General Lease Provisions.

SECURITY DEPOSIT:	Two Months Basic Rent

LATE CHARGE:	Two percent (2%) of the installment of Rent due and unpaid.

OVERDUE INTEREST RATE:

Two percent (2%) per annum in excess of the “prime rate” then in effect at Citibank, N.A. in New York City (but not to exceed the maximum rate of interest permitted by applicable law to be charged Tenant for the use, forbearance or detention of money).

REIMBURSEMENT INTEREST RATE:

Two percent (2%) per annum in excess of the “prime rate” then in effect at Citibank, N.A. in New York City (but not to exceed the maximum rate of interest permitted by applicable law to be charged Tenant for the use, forbearance or detention of money).

TENANT’S ALLOCATED SHARE:	12.52%, representing the proportion which the Rentable Area of the Premises bears to the total Rentable Area of the Building.

RENTABLE AREA:	30,031square feet. The computation of the rentable area of the

Premises includes an agreed upon add on factor representing Tenant’s allocable share of common areas. The rentable area and the usable area of the Premises may be different, but have been stipulated and agreed to by the parties, and the Rent and Tenant’s Allocated Share shall not be changed even if it is determined that the Premises contain either a larger or a smaller area than indicated.

PERMITTED USE:	General office use.

STANDARD INDUSTRIAL CLASSIFICATION:	Tenant’s Standard Industrial Classification, as designated by the Standard Industrial Classification Manual prepared by the Office of Management and Budget (the “SIC Number”) is 873204.

BROKER:	Keller, Dodds & Woodworth, Inc.

GENERAL LEASE PROVISIONS

This Agreement of Lease (“Lease”) is made as of the Lease Date by Landlord and Tenant.

WHEREAS, Tenant desires to lease space in the Building and Landlord is willing to rent Tenant space in the Building, upon the terms, conditions, covenants and agreements set forth herein.

NOW, THEREFORE, the parties hereto, intending legally to be bound, hereby covenant and agree as set forth below.

1.          The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, for the term and upon the terms, conditions, covenants and agreements hereinafter provided, the Premises. The Premises are outlined on Exhibit A attached hereto and made a part hereof. The lease of the Premises includes the right, together with other tenants of the Building and members of the public, to use the common public areas of the Building and the parking lots, access drives, sidewalks, designated paths and grounds (hereinafter referred to as the “Common Facilities”) subject to such restrictions as may be incorporated in this Lease.

2.          Term; Renewal Term.

(a)        The Term of this Lease shall be for the period set forth in the Basic Lease Provisions, beginning on the Lease Commencement Date and expiring at 11:59 p.m. on the Lease Expiration Date, subject nevertheless to the provisions of Section 24 hereof, dealing with the completion of the Improvements. If, pursuant to the provisions of this Lease, the term of this Lease begins on a date other than the Lease Commencement Date indicated in the Basic Lease Provisions above, then Landlord shall advise Tenant in writing of such date and thereafter the Lease Commencement Date shall be such specified date. The Lease Expiration Date shall also be adjusted so as to allow a term of occupancy equal to that provided above herein.

(b)        Provided no Event of Default by Tenant shall have occurred and be continuing and this Lease shall be in effect, Tenant shall have the right to extend the Term hereof on one occasion for one (1) five (5) year renewal term (the “Renewal Term”). In order to exercise its right to the Renewal Term, Tenant shall give Landlord written notice of exercise no later than six (6) months prior to the end of the Term. During the exercised Renewal Term, all of the terms and conditions of the Lease shall continue in full force and effect, except for provisions which, by their nature, relate only to the Term and except that the Basic Rent shall be the Fair Market Rent (herein defined), as determined herein, and the Base Year shall be the calendar year in which the Term expires. The cost of the appraisers and arbiter shall be borne equally be Landlord and Tenant. Fair Market Rent shall be such rental as would be agreed upon by willing and knowledgeable parties, neither of whom were acting under compulsion taking into consideration all relevant factors including, by way of example, base rent, term, work letter, allowances and amount of space.

Within 10 days after request by Tenant at any time within the final Lease Year of the Term and, if not done previously, within 30 days following receipt of Tenant’s notice of exercise, Landlord shall advise Tenant of Landlord’s determination of the Fair Market Rent, as based on current market data compiled by Landlord, (the “Initial Determination”). The Initial Determination shall be the Fair Market Rent unless Tenant shall within 15 days of receipt of the Initial Determination contest the Initial Determination by notice to Landlord, following which notice Landlord and Tenant shall endeavor to negotiate the Fair Market Value within the fifteen (15) day period following Tenant’s notice. If no agreement is reached, then Tenant may reject Landlord’s Initial Determination within forty (40) days of its receipt of the Initial Determination. Tenant shall, together with its notice of rejection, either (i) terminate the Lease as of the end of the Term, or (ii) elect that Landlord and Tenant shall each, within 15 days of Tenant’s rejection designate an independent certified appraiser to act on their behalf and shall jointly select a third independent certified appraiser to act as arbiter. If Landlord and Tenant are unable to agree upon an arbiter within such 15-day period, the two designated appraisers shall agree upon an arbiter within 15 days following their respective appointment. Within 30 days of their appointment, each designated appraiser shall establish a Fair Market Rent and within 15 days thereafter, the arbiter shall select one of the two determinations and the determination so selected shall be the Fair Market Rent for the Renewal Term. In the event a final determination of the Fair Market Rent has not been established as of the Lease Commencement Date of the Renewal Term, the Initial Determination shall be deemed to be the Fair Market Rent, subject to retroactive adjustment.

(c)        Upon completion by Landlord of the work described in Exhibit “B”, Tenant shall be permitted to take occupancy of the Premises prior to the Lease Commencement Date. Such occupancy shall be under and subject to all of the terms and conditions of the Lease provided that with respect to rent, Tenant shall not be responsible for Basic Rent for such period prior to the Lease Commencement Date but shall pay Additional Rent as provided in Section 3(b) hereof.

(d)        Tenant is hereby granted the one-time right to terminate this Lease effective as of the six (6) month anniversary of the Lease Commencement Date, provided (i) Tenant has given Landlord written notice of termination at any time during the six (6) month period, and (ii) Tenant pays to Landlord a termination penalty at the time of Tenant’s notice in an amount equal to the lesser of (a) $700,000.00 and (b) the sum of (x) all costs incurred by Landlord for legal fees relating to lease negotiation and for performance of the work described in Exhibit “B”, (y) an amount equal to the Basic Rent that would have been due under the Lease for the six month period following the date of termination and (z) a break up fee for the Broker in the amount of $175,000.

3.          Rent. Tenant shall pay as rent for the Premises the following amounts (each of which shall be considered rent and all of which are collectively referred to herein as “rent”):

(a)        Basic Rent. The Basic Rent is payable in advance on the first day of each month in monthly installments without prior notice or demand and without any setoff or deduction whatsoever, except as expressly provided hereunder, at Landlord’s principal office or at such other place as Landlord may direct. The Basic Rent for the first full month of the Term will be paid on the date of this Lease. The Basic Rent for the unexpired portion of any month in which the Term begins will be paid on the Lease Commencement Date.

(b)        Additional Rent; Escalation.

(i)         For purposes of this Section 3(b), the following definitions shall apply:

“Base Year” shall mean calendar year 2003

“Lease Year” shall mean each calendar year subsequent to the Base Year.

“Recognized Expenses” shall mean the following expenses incurred by Landlord with respect to or benefiting the Building:

Ad valorem real property taxes and any other taxes or charges levied by governmental authority in lieu of or supplementary to ad valorem taxes; reasonable real estate tax appeal expenditures (such expenditures shall be offset against any tax savings obtained; if the appeal does not result in a tax savings, then the cost of the appeal shall be added to the real estate taxes included in the year in which said funds are expended or that the decision is rendered by the appropriate governmental authority); general and special assessments for improvements; taxes or other generally applicable levies pursuant to environmental legislation; water and sewer charges; premiums for liability, rent, extended coverage for fire and casualty insurance; cost of Building maintenance, repair, cleaning and service, including repair and replacement of Building components and equipment; cost of elevator maintenance and repair; cost of grounds, parking area and common area maintenance, repair, cleaning, landscaping, snow and trash removal; cost of administering, operating and maintaining the Building, including supplies, parts and equipment, gas and electric costs for the Building (except for those electric costs paid by tenants for electricity consumed in any rentable area); customary salaries, fringe benefits, insurance and other expenses of Landlord respecting maintenance and security personnel for the Building; reasonably competitive prevailing management fee; cost of any capital improvements made to the Building after the Lease Commencement Date that reduce other operating expenses or are required under any governmental law or regulation that was not applicable to the Building at the time it was constructed, such cost thereof to be amortized over the useful life less salvage value as Landlord shall reasonably determine together with interest on the unamortized balance at the

Reimbursement Interest Rate; provided, as to non-mandated capital improvements, the costs shall not exceed Landlord’s reasonable estimate of operating expenses saved for such period which shall be documented and delivered to Tenant reasonably promptly upon request. Any of the above cost items which are incurred fully with respect to the Building or the Land shall be totally included in Recognized Expenses; however, any item which is not so incurred because of its nature or billing, shall be equitably allocated by Landlord among the various buildings of the complex of which the Building is a part, if more than one, and only that portion thus attributable to the Building shall be included in Recognized Expenses. Employee expenses shall be allocated based upon employee time spent doing work for the Building compared to an employee’s total time.

(ii)        Tenant shall be responsible for the difference, if any, in Tenant’s Allocated Share of Recognized Expenses above those for the Base Year, during the Term as herein provided, appropriately apportioned for any portion of a Lease Year.

(A)      For any Lease Year, Landlord may send Tenant a notice of reasonably determined projected difference, if any, in Tenant’s Allocated Share of Recognized Expenses above the expenses for the Base Year together with a reasonable breakdown and explanation of such difference. Tenant shall pay the difference in equal monthly installments (rounded to the nearest whole dollar) in advance on the first day of each calendar month remaining in such Lease Year.

(B)       Within ninety (90) days after the end of each Lease Year, Landlord shall send Tenant a statement of Recognized Expenses incurred for such Lease Year, showing in reasonable detail any difference in Tenant’s Allocated Share of Recognized Expenses above the expenses for the Base Year due from Tenant. In the event the amount prepaid by Tenant exceeds the amount that was actually due, then Landlord shall issue a credit to Tenant in an amount equal to the over charge, which credit Tenant may apply to future payments of Tenants’ Allocated Share of Recognized Expenses above the expenses for the Base Year due from Tenant until Tenant has been fully credited with the over charge. If the credit due to Tenant is more than the aggregate total of such future payments due from Tenant, Landlord shall pay Tenant the difference between the credit and such aggregate total. In the event Landlord has undercharged Tenant, then Landlord shall send Tenant an invoice with the additional amount due, which amount shall be paid in full by Tenant within twenty (20) days of receipt.

(iii)      Notwithstanding the foregoing, the following shall be excluded or deducted, as appropriate, from Recognized Expenses:

(A)      federal, state, or local income taxes; franchise, gift, transfer, excise, capital stock, estate, succession, or inheritance taxes; and penalties or interest for late payment of taxes;

(B)       salaries, and other compensation and benefits for any personnel above the level of building manager;

(C)       legal fees, costs, and disbursements relating to disputes with tenants, disputes and claims based upon Landlord’s negligence or other tortious conduct,

relating to enforcing any leases, relating to the entity which is Landlord, or relating to the defense of Landlord’s title to, or interest in, the Land or Building;

(D)      leasing commissions, costs, disbursements, and other expenses incurred for leasing, renovating, or improving space for occupants;

(E)        costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting, or redecorating vacant space or space for occupants;

(F)        depreciation and amortization on the Building and components thereof or furniture, fixtures and equipment;

(G)      costs of a capital nature including capital improvements, capital repairs, capital equipment, and capital tools, as determined under generally accepted accounting principles consistently applied, except to the extent expressly permitted herein;

(H)      overhead and profit paid to subsidiaries or affiliates of Landlord for management or other services on or to the Land or Building or for supplies or other materials, to the extent that the costs of the services, supplies, or materials exceed the amount customarily charged by an independent entity for such services, supplies, or materials;

(I)         interest on debt or amortization payments on mortgages, superior leases, or deeds of trust or any other debt for borrowed money (but excluding debt incurred for mandated capital improvements);

(J)         rentals and other related expenses incurred in leasing air conditioning systems, elevators, or other equipment ordinarily considered to be of a capital nature, except equipment used in providing janitorial or other services that is not affixed to the Building;

(K)      items and services for which Tenant reimburses Landlord or pays third parties or that Landlord provides selectively to one or more other occupants of the Building other than Tenant without reimbursement;

(L)        advertising and promotional expenditures;

(M)      repairs or other work needed because of fire, windstorm, war, terrorism, or other casualty or similar cause;

(N)      any costs, fines, or penalties incurred because Landlord violated any governmental rule or authority;

(O)      costs incurred to comply with the ADA laws and regulations except to the extent compliance is required because of amendments or changes in interpretation to the ADA laws which amendment(s) or interpretations became effective after the date this Lease is signed;

(P)        costs for sculpture, paintings, or other art;

(Q)      other expenses that under generally accepted accounting principles consistently applied would not be considered maintenance, repair, management, or operation expenses.

(R)       costs incurred because of a default by Landlord or where a material default by another tenant is the proximate cause of the cost;

(S)        premiums and other charges incurred by Landlord for insurance that (i) is not generally carried by reasonably prudent operators of Class “A” buildings in the Princeton area and (ii) is not required by an institutional lender;

(T)        non-recurring costs incurred to remedy structural defects in original construction materials or installations; and

(U)      costs incurred to test, survey, cleanup, contain, abate, remove or in otherwise remediating hazardous wastes in, on or under the Land or Building.

(iv)      Landlord shall perform its obligation in Section 5(b) in a commercially reasonable manner;

(v)        Recognized Expenses shall be based upon commercially reasonable prices and rates taking into account prevailing conditions.

(vi)      Landlord shall not charge for the same expense in two different categories (such as in-house manager and a management fee).

(vii)     If during any Lease Year, Landlord eliminates or reduces any component of Recognized Expenses because Landlord replaces labor with a machine, equipment, or other device, the corresponding component of Recognized Expenses shall be deducted from the Base year Recognized Expenses.

(viii)   Recognized Expenses shall be reduced by reimbursements, credits, discounts, reductions, insurance proceeds, condemnation awards, or other allowances received (and, with respect to insurance proceeds and condemnation awards, receivable) by Landlord for items of cost included in Recognized Expenses.

(ix)      If Landlord receives a refund of any portion of taxes that were included in the Recognized Expenses paid by Tenant, then Landlord shall reimburse Tenant its pro rata share of the refunded taxes, less any expenses incurred to obtain the refund.

(c)        Demand; Time. Each of the foregoing amounts of rent shall be paid to Landlord without demand and without deduction, set-off or counterclaim except as provided herein on the first (lst) day of every month during the term of this Lease (except that any payment specifically due at a time other than the first day of the month shall be made on or before the date such payment is due). If Landlord shall at any time or times accept rent after it shall become due and payable, such acceptance shall not excuse a delay upon subsequent occasions, or constitute, or be construed as, a waiver of any or all of Landlord’s rights hereunder. Landlord shall invoice for additional rent payments where such payments comprise reconciliation statements or are changed from prior months’ payments.

(d)        Base Expense Adjustments. In the determination of Recognized Expenses, if during the Base Year or any Lease Year average occupancy is less than 95%, Landlord shall make appropriate adjustments to the actual costs in order to reflect what the Recognized Expenses would have been if the Building were 95% occupied and shall upon request deliver reasonably promptly reasonably detailed calculations and the basis for adjustments to Tenant with each annual statement.

(e)        Tenant, and its agents, and employees shall have two years after receiving the annual statement to audit Landlord’s books and records concerning the statement at a mutually convenient time at Landlord’s offices. The books and records shall be kept in accord with generally accepted accounting principles consistently applied.

(f)         If Tenant’s audit of the books and records shows that the actual increase was five (5%) percent or more below the increase appearing on the statement, then Landlord shall pay to Tenant Tenant’s reasonable costs of conducting the audit. Tenant shall not use a contingent auditor for such an audit.

4.          Use of Premises Tenant will use and occupy the Premises solely for the Permitted Use and then only in accordance with the uses permitted under applicable zoning and other governmental regulations; without the prior written consent of Landlord the Premises will be used for no other purpose. Tenant will not use or occupy the Premises for any unlawful purpose, and will comply with all present and future laws, ordinances, regulations, and orders of the United States of America, and any other public or quasi-public authority having jurisdiction over its use of the Premises or the Common Facilities.

5.          Common Facilities.

(a)        The Common Facilities shall at all times be subject to the exclusive control and management of Landlord. Landlord shall have the right to establish, modify and enforce reasonable rules and regulations with respect to the Common Facilities; to change the areas, locations and arrangements of parking areas and other Common Facilities; to enter into, modify and terminate easement and other agreements pertaining to the use and maintenance of the parking areas and other Common Facilities; to restrict parking by tenants, their officers, agents, and employees to employee parking areas; to construct surface or elevated parking areas and facilities; to establish and change the level of parking surfaces; to close all or any portion of the parking areas or other Common Facilities to such extent as may, in the opinion of Landlord, be necessary to prevent a dedication thereof or the accrual of any rights to any person or to the public therein; to close temporarily any or all portions of the said areas or facilities for repairs or other purposes permitted under the Lease; to discourage non-tenant parking and to do and perform such other acts in and to said areas and improvements as, in the exercise of good business judgment, Landlord shall determine to be advisable for the convenience and use thereof by tenants, their officers, agents, employees and customers.

(b)        Landlord will operate and maintain the Common Facilities which may be provided pursuant to this Section in a first-class manner and shall keep the same in good condition.

(c)        Tenant and its employees shall park their cars only in those parking areas designated for that purpose by Landlord.

(d)        Landlord reserves the right in its sole discretion to change, rearrange, alter, modify, reduce or supplement any or all of the Common Facilities so long as adequate facilities in common are made available to the Tenant. Anything herein to the contrary notwithstanding, there shall be no material diminution of the Common Facilities, the availability and quality and condition of which constitute a material inducement for Tenant entering into this Lease.

6.          Assignment and Subletting.

(a)        Landlord’s Consent Required. Tenant (or its representatives, successors, or assigns) will not assign, transfer, mortgage or otherwise encumber this Lease or sublet or rent (or permit occupancy or use of) the Premises, or any part thereof, without obtaining the prior written consent of Landlord, nor shall any assignment or transfer of this Lease or the right of occupancy hereunder be effectuated by operation of law or otherwise without the prior written consent of Landlord except as set forth below.

(b)        Prerequisites. Landlord shall not unreasonably withhold or condition its consent hereunder to any sublease or assignment by Tenant, provided that all of the following conditions are met:

(i)         Tenant must first notify Landlord, in writing, of any proposed sublease or assignment at least thirty (30) days prior to the effective date of such proposed sublease or assignment. Such notice must include the material basic business terms of the proposed sublease and sufficient financial data on the basis of which Landlord can reasonably determine that the proposed subtenant or assignee has resources adequate to allow it to fulfill its rental obligations.

(ii)        The subtenant must have a credit rating satisfactory to Landlord in Landlord’s reasonable judgment.

(iii)      The sublease must be specifically subject and subordinate to this Lease, require that any subtenant must abide by all of the terms of this Lease, and provide that any termination of this Lease shall extinguish the sublease as well.

(iv)      If the rent per square foot for the subleased space exceeds the rate being charged Tenant for the premises, or Tenant receives any other consideration in addition to the rent for the subleased space, then one-half of the amount of such excess and/or additional consideration (net of Tenant’s costs of reletting, e.g. Tenant fit-up, legal and brokerage) shall be paid to Landlord each month as additional rent under this Lease due and payable on the first day of each month.

(v)        The subtenant may not change the use of the premises, or propose to conduct its business in a manner which, in Landlord’s sole but reasonable judgment, is not appropriate for a first class office building in Princeton/Plainsboro, New Jersey.

(vi)      The Tenant may not be in monetary default hereunder (a good faith contest respecting Additional Rents not being considered a default for purposes of this subsection).

(vii)     The proposed subtenant shall not be a tenant, subtenant or other occupant of any part of the Building unless Landlord is unable to meet its space needs.

(c)        Option to Reclaim Premises. If the proposed subletting shall involve the entire Premises for the remainder of the Term, then Landlord shall have the option to reclaim the Premises by giving written notice to Tenant within thirty (30) days of Landlord’s receipt of the notice specified in Section 6(b)(i). Upon the exercise of such option, Tenant shall surrender the Premises in the condition required by the terms of this Lease and thereupon this Lease shall terminate.

(d)        No Waiver or Release. The consent by Landlord to any assignment or subletting shall not be construed as a waiver or release of Tenant from the terms of any covenant or obligation under this Lease, nor shall the collection or acceptance of rent from any such assignee, subtenant or occupant constitute a waiver or release of Tenant of any covenant or obligation contained in this Lease, nor shall any such assignment or subletting be construed to relieve Tenant (or its representatives, successors, or assigns) from obtaining the consent in writing of Landlord to any further assignment or subletting. In the event that an Event of Default by Tenant occurs hereunder, Tenant hereby assigns to Landlord the rent due from any subtenant of Tenant and hereby authorizes each such subtenant to pay said rent directly to Landlord during the continuation of such default.

(e)        Affiliates. Notwithstanding the foregoing provisions, Tenant may assign or sublease part or all of the Premises without Landlord’s consent to (i) any corporation, partnership or other entity that controls, is controlled by or is under common control with Tenant, in which event Tenant shall remain liable under the terms of this Lease, or (ii) any entity resulting from the merger or consolidation with Tenant or any such sublessee or assignee under clause (i) (a “Transferee”) or to any entity that acquires substantially all of the assets of Tenant’s or such Transferee’s market research business, provided the financial condition of the resulting corporation or purchaser is satisfactory to Landlord, in Landlord’s reasonable judgment, in which event Tenant shall be released of further liability upon the assumption of the Lease by such assignee.

7.          Maintenance.

(a)        Obligations of Landlord and Tenant. Landlord shall maintain and repair and replace the public portions of the Building and the Common Facilities, both exterior and interior, the roof, central Building systems and structural elements of the Building, in order to keep the same in good, operating order, condition and repair. Subject to Section 11 below,. Landlord shall make any repairs to Tenant’s trade fixtures, installations or other properties occasioned by the willful or negligent act or omission of Landlord, its agents, employees or contractors. Said repairs and replacements shall be at least equal in quality and class to the original installations. Landlord shall perform such repairs at a time and in a manner so as to minimize any disruption of or interference with Tenant’s business or access to the Premises. Subject to Section 11 below, Tenant shall pay for repairs caused by its willful or negligent acts or such acts of its agents, employees , or contractors. Landlord shall supply and install all replacement tubes for such lighting and for any other bulbs, tubes and lighting fixtures in the Premises originally installed and provided at Tenant’s expense. Tenant will keep the Premises and fixtures and equipment therein in clean, safe and sanitary condition, will take good care thereof, will suffer no waste or injury thereto, and will, at the expiration or other termination of the terms of this Lease, surrender the same, broom clean, in the same good order and condition in which they are on the Lease Commencement Date, ordinary wear and tear and damage by any casualty excepted.

(b)        Damage to Premises or Building. Subject to the applicability of Section 11, all damage or injury to the Premises or to the any other part of the Building, or to its fixtures, equipment and appurtenances, whether requiring structural or nonstructural repairs, caused by or resulting from neglect or tortious conduct of Tenant, Tenant’s agents, employees, contractors, shall be repaired promptly, at Tenant’s sole cost and expense by either Landlord, or by Tenant subject to Landlord’s direction and supervision (and in accordance with Section 8 hereof), at Landlord’s option. If Landlord gives Tenant written notice that it will be required to make such repairs, and Tenant fails within twenty (20) days of the giving of such notice to proceed with due diligence commence to make the required repairs, the same may be made by Landlord. All reasonable expenses incurred by Landlord in making repairs or replacements under this Section 7(b) shall be collectible as additional rent due and payable pursuant to Section 17(d) below.

(c)        Notice of Defective Condition. Tenant shall give Landlord prompt notice of any defective condition in any plumbing, sprinkler, heating system or electrical lines located in, servicing or passing through the Premises. Following such notice Landlord shall remedy the condition with due diligence but at the expense of Tenant if repairs are necessitated by damage or injury attributable to the tortious conduct of Tenant, Tenant’s servants, agents, or employees as aforesaid.

(d)        Compliance with Laws.

Landlord warrants to the best of its knowledge, that on the Lease Commencement Date, the Premises and Building will comply with all applicable laws, ordinances, rules, and regulations of governmental authorities (“Applicable Laws”). During the Term, Landlord shall comply with all Applicable Laws regarding the Building and Tenant shall comply with all Applicable Laws: (i) regarding the physical condition of the Premises, but only to the extent the Applicable Laws pertain to the particular manner in which Tenant uses the Premises, and (ii) that relate to the lawful use of the Premises in a manner different from other office space in the Building, other than with respect to physical changes required to the Premises.

8.          Tenant Alterations.

(a)        Alterations. “Alterations” means alterations, additions, substitutions, installations, changes, and improvements, but excludes minor decorations (such as painting) or alterations whose cost does not exceed $25,000.00 and which does not affect any Building systems or involve repartitioning (“Minor Work”). Following written notice to Landlord, Tenant may perform Minor Work without Landlord’s consent. Tenant will not make or permit anyone to make any other Alterations, in or to the Premises or the Building or the Common Facilities, without the prior written consent of Landlord which consent shall not be unreasonably withheld, conditioned, or delayed. Landlord may condition its consent to any Alterations on Tenant’s agreement to restore the Premises to its original condition. Any Alterations permitted by Landlord, must be done by licensed and bonded contractors or mechanics approved by Landlord (whose approval will not be unreasonably withheld), must conform to all reasonable rules and regulations established from time to time by the Underwriters’ Association of the appropriate state or regional area and conform to all requirements of the Federal, State and local governments and authorities. Tenant (and its contractors and/or subcontractors), before making any Alterations, shall obtain, at its expense, all necessary permits, certificates (including certificates of final approval upon completion) and approvals, and shall deliver duplicates of same to Landlord. Tenant will cause its contractors and subcontractors to carry such workmen’s compensation, liability, personal and property damage insurance as Landlord may reasonably require. If any mechanic’s or materialmen’s lien is filed against the Premises, the Building, the Common Facilities and/or the Land on which all are situated, for work claimed to have been done for or materials claimed to have been furnished to, Tenant, such lien shall be discharged by Tenant within twenty (20) calendar days thereafter at Tenant’s sole cost and expense, by the payment thereof or by filing any bond required by law. If Tenant shall fail to discharge any such mechanic’s or materialmen’s lien, Landlord may, at its option, discharge the same and treat the cost thereof as additional rent payable with the monthly installment of rent next becoming due; it being hereby expressly covenanted and agreed that such discharge by Landlord shall not be deemed to waive, or release, the default of Tenant in not discharging the same. It is understood and agreed by Landlord and Tenant that any such Alterations shall be conducted on behalf of Tenant and not on behalf of Landlord, and that Tenant shall in no way be deemed an “agent” of Landlord. It is further understood and agreed that in the event Landlord shall give its written consent to Tenant’s making any such Alterations, such written consent shall not be deemed to be an agreement or consent by Landlord, whether pursuant to N.J.S.A. §2A:44A-3, or any amendment of or successor statute thereto, or otherwise, to subject Landlord’s interest in the Premises, the Building or the Land to any mechanic’s or materialmen’s liens which may be filed in respect to any such Alterations made by or on behalf of Tenant.

(b)        Indemnification. Subject to the applicability of Section 11(f) of the Lease, Tenant will indemnify and hold Landlord harmless from and against any and all expenses, liens, claims or damages to person or property which might arise directly or indirectly by reason of the making of any Alterations. If any Alterations are made without the prior written consent of Landlord, Landlord may correct or remove the same, and Tenant shall be liable for any and all expenses incurred by Landlord in the performance of this work, which shall be deemed additional rent due and payable pursuant to Section 17(d) below. All Alterations in or to the Premises or the Building made by either party shall immediately become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the end of the term hereof without disturbance, molestation or injury; provided, however, Tenant shall have the right to remove, upon the expiration of the Term of this Lease, all furniture, moveable fixtures and equipment installed in the Premises at the expense of Tenant, but excluding furniture owned by Landlord. If such property of Tenant is not removed by Tenant upon the expiration or termination of this Lease the same shall become the property of Landlord and shall be surrendered with the Premises as a part thereof; or at Landlord’s option (i) shall be removed by Tenant at Tenant’s expense within three (3) business days of notice from Landlord to Tenant to remove the same, or (ii) may be removed from the Premises by Landlord at Tenant’s expense.

9.          Signs; Furnishings; Equipment.

(a)        Signs. Landlord shall provide Tenant with Building standard signage on Landlord’s lobby identification sign, floor directory and at Tenant’s suite entrance. Otherwise, no sign or notice shall be inscribed, painted, affixed or otherwise displayed on or visible from any part of the outside of the Building and then only in such manner as is approved by Landlord.

(b)        Furnishings and Equipment. Landlord shall have the right to reasonably prescribe the weight and position of safes and other heavy equipment, fixtures or furnishings, which shall, if considered necessary by Landlord, stand on plank strips or be connected in a reasonable way to the structure in order to distribute the weight. Landlord shall also have the right to reasonably prescribe the installation of vibration isolators and noise insulators if such are reasonably required to prevent transmission of noise or vibration from any of Tenant’s business machines or mechanical equipment to the Building structure or beyond the Premises. Installation of such devices, and maintenance of same, shall be at Tenant’s expense. Tenant shall not install any other equipment of any kind or nature whatsoever which will or may necessitate any changes, replacements or additions to, or in the use of, the water system, heating system, plumbing system, air-conditioning system, or electrical system of the Premises or the Building without first obtaining the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed. Tenant shall not place a load upon any floor of the Premises exceeding either the floor load per square foot area which the floor of the Premises was designed to carry, or any maximum Floor load allowed by law. Any and all damage or injury to the Premises or the Building caused by moving the property of Tenant into, in or out of the Premises, or due to the same being on the Premises, shall be repaired at the sole cost and expense of Tenant, by either Landlord, or by Tenant under Landlord’s direction and supervision (and in accordance with Section 8 hereof), at Landlord’s option. No furniture, equipment or other bulky matter of any description will be received into the Building or carried in the elevators except as approved by Landlord, and all such furniture, equipment, and other bulky matter shall be delivered only through the designated delivery entrance of the Building. All moving of furniture, equipment and other materials shall be under the reasonable direct control and supervision of Landlord who shall, however, not be responsible for any damage to or charges for moving the same. Tenant agrees promptly to remove from the sidewalks adjacent to the Building, and from any other part of the Common Facilities, any of the Tenant’s furniture, equipment or other material there delivered or deposited.

10.       Access to Premises. Landlord or Landlord’s agent shall have the right (but shall not be obligated) to enter the Premises at any time during an emergency, and at other reasonable times, to examine the Premises and to make such repairs, replacements and improvements to the Premises or any portion of the Building as Landlord may deem necessary and reasonably desirable, or to perform any work or effect any repairs which Tenant is obligated to perform under this Lease upon Tenant’s failure to so perform, or for the purpose of complying with laws, regulations and other directions of governmental authorities. Notwithstanding the foregoing, entry is conditioned upon Landlord (i) giving Tenant at least twenty-four (24) hours advance notice, except in an emergency; (ii) using commercially reasonable efforts to promptly finish any work for which it entered; (iii) using commercially reasonable efforts to minimize interference to Tenant’s business; and (iv) complying with reasonable security requirements of Tenant. Upon at least three (3) business days’ prior notice Tenant shall permit Landlord to use and maintain and replace pipes and conduits in and through the Premises above ceiling, below floor and behind walls and to erect new pipes and conduits therein. Landlord may, during the progress of any work in the Premises., take all necessary materials and equipment into the Premises without the same constituting an eviction. Except as provided in Section 12(f), Tenant shall not be entitled to any abatement of rent while such work is in progress or to any damages by reason of loss or interruption of business because of this work. Landlord shall make a reasonable effort to complete the work expeditiously and promptly repair and replace any damage caused and minimize interference with Tenant’s business. Upon prior notice to Tenant through the term hereof Landlord shall have the right to enter the Premises at reasonable hours for the purpose of showing the Premises to prospective purchasers or mortgagees of the Building, and during the last six months of the term for the purpose of showing the Premises to prospective tenants. During the last six months of the term, Landlord may place upon the Building or adjacent land the usual “To Let” and “For Sale” notices, which Tenant shall permit to remain thereon without molestation. If Tenant is not present to open and permit an entry into the Premises, Landlord or Landlord’s agents may enter the same whenever such entry may be necessary to safeguard Tenant’s property. Such entry shall not render Landlord or its agents liable therefor, nor shall the obligations of Tenant hereunder be affected. If an excavation shall be made upon land adjacent to the Premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the walls or any other part of the Building from injury or damage, and to support same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent, except as provided herein.

11.       Insurance.

(a)        Insurance Rating. Tenant will not conduct or permit to be conducted, any activity, or place any equipment in or about the Premises or the Building or the Common Facilities, which will, in any way, increase the rate of fire insurance or other insurance on the Building; and if any increase in the rate of fire insurance or other insurance is stated by any insurance company or by the applicable Insurance Rating Bureau to be due to any activity or equipment of Tenant in or about the Premises or the Building or the Common Facilities, such statement shall be prima facie evidence that the increase in such rate is due to such activity or equipment and, as a result thereof, Tenant shall be liable for such increase and shall reimburse Landlord therefor upon demand and any such sum shall be considered additional rent due and payable pursuant to Section 17(d) below.

(b)        Building. Landlord shall keep the Building, including the improvements and Landlord’s furniture, fixtures and equipment (other than the Furnishings) insured against damage and destruction by fire, vandalism, and other perils under so called “Special Form” loss coverage of Building and Personal Property Insurance. The amount of the insurance shall be equal to the full replacement cost of the Building, as the value may be from time to time. The insurance shall include a replacement cost endorsement subject to no co-insurance.

(c)        Liability Insurance. Tenant shall carry public liability insurance in a company or companies licensed to do business in the State of New Jersey and carrying a rating reasonably satisfactory to Landlord. Said insurance shall be in minimum amounts reasonably approved by Landlord from time to time (as set forth in the rules and regulations attached hereto as Exhibit C); and shall name Landlord, any mortgagee of the Building or Land and any other designee with an interest in the Building (e.g., the Building Manager) (if requested by Landlord) as additional insureds, as their interests may appear. If required by Landlord, receipts evidencing payment for said insurance shall be delivered to Landlord at least annually by Tenant. Each policy shall contain an endorsement that will prohibit its cancellation prior to the expiration of twenty (20) days after notice of such proposed cancellation to Landlord. Landlord shall maintain commercial general liability insurance in limits reasonably determined by Landlord, but not less than those required of Tenant.

(d)        Property Insurance. Tenant shall maintain throughout the Term, replacement cost property insurance respecting the furniture and fixtures described in Exhibit “D” hereto and shall provide evidence of such coverage upon Landlord’s request.

(e)        Evidence of Insurance. By the Lease Commencement Date and upon each renewal of its insurance policies, each party shall give ACORD 27 certificates of insurance to the other party. Each certificate shall specify amounts, types of coverage, the waiver of subrogation, and the insurance criteria listed in paragraph (f). The policies shall be renewed or replaced and maintained by the party responsible for that policy.

(f)         Release of Claims and Waiver of Subrogation. Each party hereby waives any right of recovery against the other party and releases all claims arising in any manner in its (the “Injured Party’s”) favor and against the other party (whether or not guilty of tortious conduct) for loss or damage to the Injured Party’s property (real or personal) located within or constituting a part of or all of the Land and Building. The parties further agree to have their respective insurers waive any rights of subrogation that such insurers may have against the other party. This waiver and release apply to the extent the loss or damage is covered or required to be covered by the Injured Party’s insurance. The waiver and release also apply to each party’s directors, officers, employees, shareholders, and agents.

(g)        Policies maintained by the parties hereunder (i) shall be primary policies - not as contributing with, or in excess of, the coverage that the other party may carry; (ii) be permitted to be carried through a “blanket policy” or “umbrella” coverage; (iii) have reasonable deductibles; and (iv) be written on an “occurrence” basis.

12.       Services, Utilities and Parking.

(a)        It is agreed that the Landlord will furnish air-conditioning during the seasons of the year when air-conditioning is appropriate in first-class office buildings in the Princeton Area. Air conditioning, heating and ventilation to the Premises and the Building shall be provided at such temperatures and in such amounts and at such times as appropriate to provide comfortable office conditions and the Landlord will also furnish ventilation and shall furnish heat during the seasons of the year when heat is appropriate in first-class office buildings in the Princeton Area. It is further agreed that Landlord will supply reasonably adequate hot and cold water for drinking, lavatory, toilet, and ordinary cleaning purposes, exterior and interior window cleaning, janitorial service (done after 5:30 PM Monday through Friday, only (except legal holidays)) extermination and pest control when necessary, maintenance of Common Facilities in a manner comparable to other class “A” office buildings in the Princeton area (the maintenance to include cleaning, HVAC, snow and ice removal, repairs, replacements, lawn care, and landscaping) and other such building services as are appropriate in first class office buildings in the Princeton area. Landlord shall not be obligated to provide janitorial service if Tenant refuses entry to the cleaning staff after 5:30 PM. The Landlord will also provide elevator service by means of all existing automatically-operated elevators; provided, however, that the Landlord shall have the right to remove elevators from service as the same shall be required for moving freight, or for servicing, maintaining or constructing the Building provided reasonably adequate elevator access to the Premises is maintained. Landlord will not be responsible for the failure of the air-conditioning system if such failure results from the occupancy of the Premises with more than an average of one person for each 150 useable square feet or if Tenant installs and operates machinery and equipment, the installed electrical load of which when combined with the load of all lighting fixtures exceeds 4.5 watts per foot. If due to use of the Premises in a manner exceeding the aforementioned occupancy and electrical load criteria, or due to rearrangement of partitioning after the initial preparation of the Premises, interference with normal operation of the air-conditioning in the Premises results, necessitating changes in the air-conditioning system servicing the Premises, such changes shall be made by Landlord upon written request of Tenant at Tenant’s sole cost and expense. Tenant agrees to lower and close window coverings when necessary because of the sun’s position whenever the said air-conditioning system is in operation, and Tenant agrees at all times to cooperate fully with Landlord and to abide by all the reasonable Rules and Regulations which Landlord may prescribe for the proper functioning and protection of the said air-conditioning system.

(b)        Tenant, its employees, agents, and invitees shall have access to the Premises on a twenty-four (24) hour per day, seven (7) days per week basis.

(c)        Tenant shall pay Landlord for its use of electricity within the Premises (the “Electrical Service Cost Amount”) for lighting and for operating office equipment and similar equipment (excluding heating, ventilation and cooling, which shall be included in Recognized Expenses). Throughout the Term (and any period of occupancy prior to the Lease Commencement Date), Tenant shall pay equal monthly installments as reasonably determined by Landlord on account of the Electric Service Cost Amount. Within 60 days following the end of each Lease Year, Landlord shall send to Tenant a statement of the actual electric cost for the prior Lease Year showing the cost due from Tenant. In the event the amount prepaid by Tenant exceeds the amount actually due based upon actual year end cost, then Landlord shall credit an amount equal to the overcharge to the payment or payments of Additional Rent next coming due hereunder. Where no credit is applicable, Landlord shall refund the overpayment. In the event Landlord has undercharged Tenant, then Landlord shall provide Tenant with an invoice stating the additional amount due, which amount shall be paid in full by Tenant within twenty (20) days of receipt. Following the initial Lease Year, Landlord shall send to Tenant a statement of the estimated electric cost for the applicable Lease Year and shall indicate what the estimated amount of Tenant’s costs shall be and such amounts shall be paid in equal monthly installments in advance on the first day of each month by Tenant as Additional Rent. Tenant acknowledges and agrees that upon termination or sooner expiration of this Lease, Tenant shall remain liable for Tenant electric costs incurred prior thereto, notwithstanding the fact that the statement from Landlord with respect to such Lease Year, is delivered after the termination or sooner expiration of this Lease. Actual cost shall be determined by a submeter for the Premises installed and maintained by Landlord.

Tenant’s use of electric energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment serving the Premises, which, at all times, shall provide a minimum of 4.5 watts per foot. In order to insure that such capacity is not exceeded and to avoid possible adverse effect upon the electric service to the Building, Tenant shall not, without Landlord’s prior written consent in each instance which shall not be unreasonably withheld, conditioned or delayed, connect any additional fixtures, appliances or equipment to the electric distribution system or make any alteration or addition to the electric system of the Premises existing on (or planned by Tenant and disclosed to Landlord as of) the Lease Commencement Date.

(d)        All services and utilities provided by Landlord shall be provided during normal hours of operation of the Building (except janitorial services which are described above), which are 7:30 AM to 5:30 PM Monday through Friday (except legal holidays) and 9:00 AM to 12:00 noon Saturday (except legal holidays). There are no normal hours of operation of the Building on Sundays or legal holidays and Landlord shall not be obligated to maintain or operate the Building at such times unless special arrangements are made by Tenant. Landlord will furnish all services and utilities required by this Lease only during the normal hours of operation of the Building, unless otherwise specified herein. One automatically operated elevator shall be subject to call at all times. It is also agreed that if Tenant requires air-conditioning or heat beyond the normal hours of operation set forth herein, the Landlord will furnish such air-conditioning or heat on a metered basis and Tenant shall pay for the same with the next monthly installment of rent in accordance with the then-current schedule of costs and assessments therefor, which schedules shall be published from time to time by Landlord and furnished to Tenant. Landlord shall bill for such services throughout the Building on the basis of its schedule of costs, which costs shall not exceed charges imposed in comparable buildings in the Princeton area. It is understood and agreed that except as expressly provided in subparagraph (f) below, Landlord shall not be liable for failure to furnish, or for delays, suspensions or reductions in furnishing, any of the utilities or services required to be performed by Landlord caused by breakdown, maintenance, repairs, strikes, scarcity of labor or materials, acts of God, Landlord’s conformance to governmental legislation, regulation, or judicial or administrative orders, or from any other cause whatsoever.

(e)        The Base Building Specifications for the Building provide for a parking ratio of 4 parking spaces per 1,000 rentable square feet of space.

(f)         If any essential services (such as HVAC, passenger elevators, access, parking, electricity, water) supplied by Landlord are interrupted (for any reason other than the act or omission of Tenant) or if Landlord enters the Premises for repairs or other work, with the result that Tenant’s occupancy is materially, negatively affected so that its operations in the Premises or any portion thereof are shut down or materially curtailed, Tenant shall be entitled to an abatement of Basic Rent and Additional Rent to the extent of the shutdown or curtailment. The abatement shall begin on the fourth consecutive business day of the interruption. The abatement shall end when the services are restored or the interruption has ended. During any such interruption, Landlord shall use its commercially reasonable best efforts to restore the services or end the interruption.

13.       Indemnity.

(a)        Tenant’s Indemnity. Tenant hereby agrees to indemnify and hold Landlord and Landlord’s employees, officers, directors, partners and shareholders harmless from and against any cost, damage, claim, liability or expense (including attorney’s fees) incurred by or claimed against Landlord as a result of or arising from (i) a default under this Lease, or (ii) negligence or any wrongful act or omission by Tenant or its agents, contractors, or employees during the Term hereof or during any period of time prior to the Commencement Date when Tenant may have been given access to or possession of all or any portion of the Premises; provided that Tenant shall not be liable under this provision to the extent that Landlord is insured or required to be insured for such hazards and damages under a policy which contains a waiver of subrogation clause. Any such cost, damage, claim, liability or expense incurred by Landlord, for which Tenant is obligated to reimburse Landlord, shall be deemed additional rent due and payable pursuant to Section 17(d) below.

(b)        Landlord’s Indemnity. Landlord shall Indemnify Tenant and Tenant’s employees, officers, directors, partners and shareholders from and against any cost, damage, claim, liability or expense, including attorneys’ fees which may be imposed upon or incurred by or asserted against any of them by reason of (i) a default under this Lease or (ii) any negligence or any wrongful act or omission on the part of Landlord or any of its agents, contractors, or employees, which shall occur during the Term of this Lease or during any period of time prior to the Commencement Date when Tenant may have been given access to or possession of all or any portion of the Premises.

(c)        Defense of Any Action. In case any action or proceeding is brought against Landlord or Tenant by reason of any claim for which such party (the “Indemnitee”) is entitled to Indemnity from the other party (the “Indemnitor”) under this Section 13, Indemnitee, upon written notice from Indemnitee, will at Indemnitor’s expense, resist or defend such action or proceeding by counsel approved by Indemnitee in writing, whose approval will not be unreasonably withheld; or at Indemnitee’s option, Indemnitee may retain its own counsel, and Indemnitor shall reimburse Indemnitee for its reasonable attorney’s fees.

14.       Rules and Regulations. Tenant, its agents, employees, invitees, licensees, customers, clients, family members and guests shall at all times abide by and observe the rules and regulations attached hereto as Exhibit C. In addition, Tenant, its agents, employees, invitees, licensees, customers, clients, family members and guests shall abide by and observe such other reasonable rules or regulations as may be promulgated from time to time by Landlord, with a copy sent to Tenant, for the operation and maintenance of the Building; provided, however, that the same are in conformity with common practice and usage of similar buildings are not inconsistent with the provisions of this Lease and are uniformly applied and non-discriminatorily enforced. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce such rules and regulations, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, business invitees, licensees, customers, clients, family members or guests. If there is any inconsistency between this Lease and the rules and regulations set forth in Exhibit C, this Lease shall govern.

15.       Damage; Condemnation.

(a)        Damage to the Premises. If the Premises shall be damaged by fire, the elements, accident or other casualty (“Casualty”), but the Premises are not thereby rendered untenantable in whole or in part, Landlord shall promptly at its expense cause such damage to be repaired, without abatement of rent. If, as the result of a Casualty, the Premises are rendered untenantable in part, Landlord shall promptly at its expense cause such damage to be repaired, and the Annual Basic Rent and other charges shall be abated proportionately as to the portion of the Premises are rendered tenantable. If, as the result of Casualty, the Premises are rendered wholly untenantable, Landlord shall promptly at its expense cause such damage to be repaired and the Annual Basic Rent and other charges shall be abated from the date of such Casualty until the Premises have been rendered tenantable. For purposes of this subsection (a), the Premises shall be deemed untenantable (in addition to damage thereto by fire or other casualty) if the Premises may not be used for the Permitted Use by reason of loss of access or of a material service necessary for the exercise of the Permitted Use. If Landlord determines that the restoration cannot be completed within one hundred and eighty (180) days, then Tenant may, within thirty (30) days after determining that the repairs and restoration cannot be made within one hundred and eighty (180) days, cancel the Lease by giving notice to Landlord. If any mortgagee of Landlord refuses to permit any insurance proceeds to be applied to the cost of construction, such 180 day restoration period shall be inclusive of the time required to secure refinancing to fund the reconstruction. Nevertheless, if the damage is not fully repaired and restored within one hundred and eighty (180) days from the date of the damage, then Tenant may cancel the Lease at any time after the 180th day and before the restoration is completed. Provided Landlord is diligently repairing and restoring the damage, such cancellation shall not be effective if Landlord substantially completes the restoration within thirty days after Tenant’s notice.

(b)        Abatement. Rent and additional rent shall abate in proportion to that area of the Premises that is unfit for use in Tenant’s business. The abatement shall consider the nature and extent of interference to Tenant’s ability to conduct business in the Premises and the need for access and essential services. The abatement shall continue from the date the damage occurred until Landlord completes the repairs and restoration to the Premises or the part rendered unusable.

Landlord shall use reasonable efforts to effect any such repair or restoration promptly and in such manner as not unreasonably to interfere with Tenant’s use and occupancy of the Premises but such acts shall be subject to: (i) Landlord’s inability to obtain materials, (ii) Acts of God, (iii) strikes, fire or weather, (iv) acts of governmental authority, or (v) any other cause beyond the control of Landlord. Notwithstanding the above, Landlord shall not be required to incur overtime or additional charges in any such repair or restoration of the Premises or of the Building pursuant to this Section 15.

Notwithstanding anything contained herein to the contrary:

(i)         if any or all of the areas or offices comprising the Building are substantially damaged by fire or other casualty to such an extent that the Building cannot, in the sole judgment of Landlord, be operated as an integrated office building and Landlord decides not to repair and restore the Building, or

(ii)        if during the last two (2) years of the term of this lease the Premises or the Building shall be so damaged by fire or other casualty that Landlord decides not to repair or rebuild, or

(iii)      if the same is damaged by a casualty which is not insurable under Landlord’s standard or extended coverage insurance required hereunder, and Landlord decides in its sole judgment either (A) not to repair or rebuild, or (B) to demolish the entire Building and rebuild the same;

(iv)      then upon the happening of any such event Landlord may cancel this Lease (whether or not, the Premises are damaged) by giving written notice of such cancellation to Tenant within sixty (60) days after the happening of such damage and thereupon this Lease and the term hereof shall cease and be terminated as of the date of the happening of such damage, and rent and other charge payable by Tenant shall be pro-rated to the day of such damage.

(c)        Express Agreement. The provisions of this Section 15 shall be considered an express agreement governing any case of damage or destruction of the Premises by fire or other casualty, and any law of the State of New Jersey providing for such a contingency in the absence of an express agreement, and any other law of like import, now or hereafter in force, shall have no application in such case.

(d)        Condemnation.

(i)         Taking. If the whole or a substantial part (as hereinafter defined) of the Premises (or use or occupancy of the Premises) shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including sale under threat of such a taking), referred to herein as a “Taking”, then the terms of this Lease shall cease and terminate as of the date when title vests in such governmental or quasi-governmental authority, and the rent and additional rent shall be abated on the date when such title vests in such governmental or quasi-governmental authority (the “Taking Date”). If less than a substantial part of the Premises is taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including sale under threat of such a taking), the rent and additional rent shall be equitably adjusted (on the basis of the number of square feet before and after such event) on the date when title vests in such governmental or quasi-governmental authority, and the Lease shall otherwise continue in full force and effect. If the taking of a part of the Premises materially interferes with Tenant’s ability to continue its business operations in substantially the same manner and space, then Tenant may terminate this Lease as of the Taking Date. Tenant shall have no claim against Landlord (or otherwise) and hereby agrees to make no claim against the condemning authority for any portion of the amount that may be awarded as damage as a result of any governmental or quasi-governmental taking or condemnation (or sale under treat of such taking or condemnation) or for the value of any unexpired term of the Lease or for loss of profits or moving expenses or for any other claim or cause of action. Notwithstanding anything else in this Section 15(d), Tenant may claim and recover from the condemning authority a separate award for Tenant’s moving expenses, business dislocation damages, personal property and fixtures, the unamortized costs of leasehold improvements paid for by Tenant and any other award that would not substantially reduce the award payable to Landlord. Each party shall seek its own award, as limited above, at its own expense, and neither shall have any right to the award made to the other.

(ii)        Repair. If the Lease is not canceled as provided for in this Section 15(d), then Landlord at its expense shall promptly repair and restore the Premises to the condition that existed immediately before the taking, except for the part taken, to render the Premises a complete architectural unit.

16.       Bankruptcy.

(a)        Events of Bankruptcy. The following shall be Events of Bankruptcy under this Lease:

(i)         Tenant’s becoming insolvent, as that term is defined in Title 11 of the United States Code, entitled Bankruptcy, 11 U.S.C. §101 et seq. (the “Bankruptcy Code”), or under the insolvency laws of any State, District, Commonwealth or Territory of the United States (“Insolvency Laws”);

(ii)        the appointment of a receiver or custodian for any and all of Tenant’s property or assets, or the institution of a foreclosure action upon any of Tenant’s real or personal property, either of which Tenant fails to vacate, stay or discharge within ninety (90) days;

(iii)      the filing of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws;

(iv)      the filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, either of which Tenant fails to vacate, stay or discharge within ninety (90) days; or

(v)        Tenant’s making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

(b)        Landlord’s Remedies.

(i)         Termination of Lease. Upon the occurrence of any Event of Bankruptcy, Landlord shall have the right to terminate this Lease by giving thirty (30) days’ prior written notice to Tenant; provided, however, that this Section 16(b)(i) shall have no effect while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending, unless Tenant or its Trustee in bankruptcy is unable to comply with the provisions of Sections 16(b)(v) and 16(b)(vi) below. Otherwise this Lease shall automatically cease and terminate, and Tenant shall be immediately obligated to quit the Premises upon the giving of notice pursuant to this Section 16(b)(i). Any other notice to quit, or notice of Landlord’s intention to re-enter is hereby expressly waived. If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, subject however, to the right of Landlord to recover from Tenant all rent and any other sums accrued up to the time of termination or recovery of possession by Landlord, whichever, is later, and any other monetary damages or loss of reserved rent sustained by Landlord.

(ii)        Suit for Possession. Upon termination of this Lease pursuant to Section 16(b)(i), Landlord may proceed to recover possession under and by virtue of the provisions of the laws of the State of New Jersey, or by such other proceedings, including re-entry and possession, as may be applicable.

(iii)      Reletting of Premises. Upon termination of this Lease pursuant to Section 16(b)(i), the Premises may be relet by Landlord for such rent and upon such terms as are not unreasonable under the circumstances and, if the full rental reserved under this Lease (and any of the costs, expenses or damages indicated below) shall not be realized by Landlord, Tenant shall be liable for all damages sustained by Landlord, including, without limitation, deficiency in rent, reasonable attorney’s fees, brokerage fees, and expenses of placing the Premises in rentable condition. Landlord, in putting the Premises in good order or preparing the same for re-rental may, at Landlord’s option, make such Alterations, repairs, or replacements in the Premises as Landlord, in Landlord’s reasonable judgment, considers advisable and necessary for the purpose of reletting the Premises, and the making of such Alterations, repairs, or replacements shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises, or in the event that the Premises are relet, for failure to collect the rent thereof under such reletting and in no event shall Tenant be entitled to receive any excess, collected over the sums payable by Tenant to Landlord hereunder.

(iv)      Monetary Damages. Any damage or loss of rent sustained by Landlord as a result of an Event of Bankruptcy may be recovered by Landlord, at Landlord’s option, at the time of the reletting, or in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or, in a single proceeding deferred until the expiration of the term of this Lease (in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of said term) or in a single proceeding prior to either the time of reletting or the expiration of the term of this Lease, in which event Tenant agrees to pay Landlord the difference between the present value of the rent reserved under this Lease on the date of breach, discounted at six percent (6%) per annum, and the fair market value of the Lease on the date of breach, which value shall take into account the time value of money (the “Fair Market Value”). In the event Tenant becomes the subject debtor in a case under the Bankruptcy Code, the provisions of this Section 16(b)(iv) may be limited by the limitations of damage provisions of the Bankruptcy Code.

(v)        Assumption or Assignment by Trustee. In the event Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord’s right to terminate this Lease pursuant to this Section 16 shall be subject to the rights of the Trustee in bankruptcy to assume or assign this Lease. The Trustee shall not have the right to assume or assign this Lease unless the Trustee (A) promptly cures all defaults under this Lease, (B) promptly compensates Landlord for monetary damages, incurred as a result of such default, and (C) provides adequate assurance of future performance.

(vi)      Adequate Assurance of Future Performances. Landlord and Tenant hereby agree in advance that adequate assurance of future performance, as used in Section 16(b)(v) above, shall mean that all of the following minimum criteria must be met: (A) The Trustee must pay to Landlord, at the time the next payment of rent is then due under this Lease, in addition to such payment of rent, an amount equal to the next payment of rent due under this Lease, or the next three (3) months rent due under this Lease, whichever is greater, said amount to be held by Landlord in escrow until either the Trustee or Tenant defaults in its payments of rent or other obligations under this Lease (whereupon Landlord shall have the right to draw such escrowed funds) or until the expiration of this Lease (whereupon the funds shall be returned to the Trustee or Tenant); (B) Tenant or the Trustee must agree to pay to Landlord, at any time the Landlord is authorized to and does draw on the funds escrowed pursuant to Section 16(b)(vi)(A) above, the amount necessary to restore such escrow account to the original level required by said provision; (C) Tenant must pay its estimated pro rata share of the cost of all services provided by Landlord (whether directly or through agents or contractors, and whether or not the cost of such services is to be passed through to Tenant) in advance of the performance or provision of such services; (D) the Trustee must agree that Tenant’s business shall be conducted in a first class manner, and that no liquidating sales, auctions, or other non-first class business operations shall be conducted on the Premises; (E) the Trustee must agree that the use of the Premises as stated in this Lease will remain unchanged; (F) the Trustee must agree that the assumption or assignment of this Lease will not violate or affect the rights of other tenants in the Building.

(vii)     Failure to Provide Adequate Assurance. In the event after the occurrence of an Event of Bankruptcy Tenant is unable to (A) cure its defaults, (B) reimburse Landlord for its monetary damages, (C) pay the rent due under this Lease, or any other payments required of Tenant under this Lease, on time (or within five (5) business days of the due date), or (D) meet the criteria and obligations imposed by Section 16(b)(vi) above, then Tenant agrees in advance that it has not met its burden to provide adequate assurance of future performance, and this Lease may be terminated by Landlord in accordance with Section 16(b) above.

17.       Default of Tenant.

(a)        Events of Default. The following shall be Events of Default under this Lease:

(i)         Tenant’s failure to pay any monthly (or annual) installment of rent (as required by Sections 3 or 17(b)(iv) hereof) when due, if such failure continues for a period of five (5) business days after Landlord’s written notice thereof to Tenant; provided that no such notice shall be required if Landlord has sent Tenant a similar notice twice within one (1) year of such failure;

(ii)        Tenant’s failure to timely make any other payment required under this Lease, if such failure continues for a period of five (5) business days after Landlord’s written notice thereof to Tenant; provided that no such notice shall be required if Landlord has sent Tenant a similar notice twice within one (1) year of such failure; or

(iii)      Tenant’s violation or failure to perform any of the other terms, conditions, covenants or agreements herein made by Tenant, if such violation or failure continues for a period of thirty (30) days after Landlord’s written notice thereof to Tenant, unless the nature of the failure is such that cannot reasonably be cured within such thirty (30) day period, in which event an Event of Default shall not have occurred so long as Tenant shall undertake diligent measures to cure the failure and proceed to complete the cure within the shortest reasonable time.

(iv)      If Tenant shall change the use of the Premises to a use other than the Permitted Use under the Basic Lease Provisions, and such change in use is not discontinued within five (5) business days after Landlord’s written notice thereof to Tenant.

(b)        Landlord’s Remedies. Should an Event of Default occur under this Lease, Landlord may pursue any or all of the following remedies:

(i)         Termination of Lease. Landlord may terminate this lease, by giving written notice to Tenant. This Lease shall automatically cease and terminate, and Tenant shall be immediately obligated to quit the Premises, upon the giving of notice pursuant to this Section 17(b)(i). Any other notice to quit, or notice of Landlord’s intention to re-enter is hereby expressly waived. If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, subject however, to the right of Landlord to recover from Tenant all rent and any other sums accrued up to the time of termination or recovery of possession by Landlord, whichever is later.

(ii)        Suit for Possession. Upon termination of this Lease pursuant to Section 17(b)(i), Landlord may proceed to recover possession under and by virtue of the provisions of the laws of the State of New Jersey, or by such other proceedings, including re-entry and possession, as may be applicable.

(iii)      Reletting of Premises. Should this Lease be terminated before the expiration of the term of this Lease by reason of Tenant’s default as hereinabove provided, or if Tenant shall vacate the Premises without having given Landlord ten (10) days prior written notice of such vacation, before the expiration or termination of the term of this Lease (which notice Landlord shall keep confidential from Tenant’s employees), the Premises may be relet by Landlord for such rent and upon such terms as are not unreasonable under the circumstances and, if the full rental reserved under this Lease (and any of the costs, expenses or damages indicated

below) shall not be realized by Landlord, Tenant shall be liable for all damages sustained by Landlord, including, without limitation, deficiency in rent, reasonable attorneys’ fees, brokerage fees, and expenses of placing the Premises in first class rentable condition. Landlord, in putting the Premises in good order or preparing the same for re-rental may, at Landlord’s option, make such Alterations, repairs, or replacements in the Premises as Landlord, in Landlord’s reasonable judgment, considers advisable and necessary for the purpose of reletting the Premises, and the making of such Alterations, repairs, or replacements shall not operate or be construed to release Tenant from liability hereunder as aforesaid: Landlord shall mitigate this damage by making commercially reasonable efforts to relet the Premises on reasonable terms, provided Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises after making commercially reasonable efforts to do so, or in the event that the Premises are relet, for failure to collect the rent thereof under such reletting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rent collected over the sums payable by Tenant to Landlord hereunder.

(iv)      Acceleration of Payments. If an Event of Default has occurred, then upon five (5) business days’ notice to Tenant, Landlord may collect from Tenant up to an amount equal to the Accelerated Rent Component (defined below), which amount shall be held and applied by Landlord, not as liquidated damages, but as security and/or payment against damages and other payments that Landlord is entitled to recover under this Lease, at law or in equity on account of Tenant’s default hereunder. The term “Accelerated Rent Component” shall mean an amount equal to Landlord’s reasonable estimate of the rent and all other charges due and payable by Tenant for the next succeeding 24 months of the Term, or, if shorter, the remainder of the Term, determined at the time of Landlord’s election to recover the Accelerated Rent Component. In the event that the amount collected by Landlord as the Accelerated Rent Component shall not fully satisfy the damages due and owing by Tenant to Landlord, Landlord may, from time to time until the amount of Landlord’s damages against Tenant are fully and finally determined by action filed in the court having jurisdiction, cause the Accelerated Rent Component to be increased by the following amounts. If the amount of Landlord’s judicially determined damages against Tenant have not been fully and finally determined, Landlord may cause the Additional Rent Component to be increased by an amount equal to Landlord’s reasonable estimate of the Rent and all other charges due and payable by Tenant for the next succeeding 12 months of the Term. If the amount of Landlord’s judicially determined damages against Tenant have been fully and finally determined, Landlord may cause the Additional Rent Component to be increased by an amount equal to the difference between (a) the amount of such judicially determined damages and (b) the aggregate amount, including any previously entered Accelerated Rent Component, of any judgment previously entered against Tenant.

(v)        Monetary Damages. Any non-consequential damage or loss of rent sustained by Landlord may be recovered by Landlord, at Landlord’s option, at the time of the reletting, or in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or, in a single proceeding deferred until the expiration of the term of this Lease (in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of said term) or in a single proceeding prior to either the time of reletting or the expiration of the term of this Lease, in which event Tenant agrees to pay Landlord the difference between the present value of the rent reserved under this Lease on the date of breach, discounted at six percent (6%) per annum, and the Fair Market Value.

(vi)      Anticipatory Breach; Cumulative Remedies. Nothing contained herein shall prevent the enforcement of any claim Landlord may have against Tenant for anticipatory breach of the unexpired term of this Lease. In the event of a breach or anticipatory breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right to seek an injunction and the right to invoke any remedy allowed at law or in equity (unless limited hereunder) as if re-entry, summary proceedings and other remedies were not provided for herein. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, in law or in equity (unless limited hereunder). Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease, or otherwise.

(c)        Waiver. If, under the provisions hereof, Landlord or Tenant shall institute proceedings against the other and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any other covenant, condition or agreement herein contained, nor of any of Landlord’s or Tenant’s rights hereunder. No waiver by Landlord or Tenant of any breach of any covenant, condition or, agreement herein contained shall operate as a waiver of such covenant, condition, or agreement itself, or of any subsequent breach thereof. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installments of rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or letter accompanying a check for payment of rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or to pursue any other remedy provided in this Lease. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of the Lease. In the event of litigation between the parties, the non-prevailing party shall pay any reasonable attorney’s fees incurred by the other prevailing party.

(d)        Right of Landlord to Cure Tenant’s Default. If an Event of Default by Tenant occurs in the making of any payment or in the doing of any act herein required to be made or done by Tenant, then Landlord may, but shall not be required to, make such payment or do such act, and charge the amount of the expense thereof, if reasonably made or done by Landlord, with interest thereon at the Reimbursement Interest Rate from the date paid by Landlord to the date of payment thereof by Tenant; provided, however, that nothing herein contained shall be construed or implemented in such a manner as to allow Landlord to charge or receive interest in excess of the maximum legal rate then allowed by law. Such payment and interest shall constitute additional rent hereunder due and payable within twenty (20) business days after rendition of a statement or bill; provided that the making of such payment or the taking of such action by Landlord shall not operate to cure such default or to estop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled.

(e)        Late Payment. If Tenant fails to pay any installment of rent (in accordance with Section 3, and together with any additional rent due therewith) on or before the first (lst) day of the calendar month when such installment becomes due and payable (following notice, if required by Section 17(a)(i)), Tenant shall pay to Landlord a one time per installment late charge of five percent (5%) of the amount of such installment, and, in addition, such unpaid installment shall bear interest at the Reimbursement Interest Rate from the date such installment became due and payable to the date of payment thereof by Tenant; provided, however, that nothing herein contained shall be construed or implemented in such a manner as to allow Landlord to charge or receive interest in excess of the maximum legal rate than allowed by law. Such late charge and interest shall constitute additional rent hereunder due and payable with the next monthly installment of rent due, or if payments have been accelerated pursuant to Section 17(b)(iv) above, due and payable immediately.

(f)         Lien on Personal Property. Landlord waives any statutory or common law lien which Landlord may have on the personal property of Tenant. Landlord shall provide reasonable written evidence of such waiver upon written request by Tenant and deliver lien waivers to lenders, lessors or suppliers in form reasonably acceptable to Landlord.

18.       Non-Disturbance and Subordination.

(a)        Non-Disturbance Agreement from Present Holders. Landlord shall deliver to Tenant a non-disturbance agreement in form supplied by the Holder, herein defined, and consistent with the terms hereof (a “Non-Disturbance Agreement”), duly executed by each holder of a Mortgage (as hereinafter defined) each, a “Holder”, placed on the Premises on or before the date of this Lease, which Non-Disturbance Agreement provides that, in the event of a foreclosure, sale under a power of sale, ground or other lease termination or transfer in lieu of any of the foregoing or the exercise of any other remedy pursuant to any such Mortgage (a) Tenant’s use, possession and enjoyment of the Premises shall not be disturbed and this Lease shall continue in full force and effect so long as no Event of Default on the part of Tenant occurs, and (b) this Lease shall automatically become a direct Lease between any successor to Landlord’s interest, as landlord, and Tenant as such successor were the landlord originally named hereunder.

(b)        Subordination. This Lease, and all rights of Tenant hereunder, are and shall be subject to and subordinate in all respects to all present and future ground leases, overriding leases and underlying leases of the Premises, Building or the Land and to all mortgages and building loan agreements, including leasehold mortgages and building loan mortgages, which may now or hereafter affect the same, to each and every advance made or to be made under such mortgages, and to all renewals, modifications, replacements and consolidations of such mortgages (collectively, “Mortgage”), provided that Landlord delivers to Tenant a Non-Disturbance Agreement (as described in Section 18 (a), duly executed by the Holder of the Mortgage.

In confirmation thereof, Tenant shall execute such further assurances as may be requisite. Tenant agrees to attorn to any successor in interest to Landlord whether by purchase,

foreclosure, sale in lieu of foreclosure, power of sale, termination of ground lease or otherwise, if so requested or required by any successor in interest, and Tenant agrees, upon demand, to execute such agreement or agreements in confirmation of such attornment, subject to the provisions above.

19.       Possession; Holding Over.

(a)        Possession. It is understood and agreed that in the event Landlord cannot obtain an occupancy permit and deliver possession of the premises to Tenant on the Lease Commencement Date by reason of any act or omission of Tenant, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. In such event the Lease Commencement Date shall be extended until such date that Landlord can deliver possession of the premises to Tenant, as set forth in Section 2.

(b)        Holding Over.

(i)         Tenant will surrender possession of the Premises and remove all goods and chattels and other personal property in the possession of Tenant, by whomsoever owned, at the end of the Term of this Lease, or at such time as Landlord may be entitled to re-enter and take possession of the Premises pursuant to any provision of this Lease, and leave the Premises in good order and condition as required to be kept by Tenant hereunder, ordinary wear, tear, depreciation and damage by any casualty excepted. In default of such surrender of possession and removal of goods and chattels at the time aforesaid, Tenant will pay to Landlord 150% of the rent, during the initial thirty (30) days of holdover and thereafter double the rent reserved by the terms of this Lease for such further period as Tenant either holds over possession of the Premises or allows its goods and chattels or other personal property in its possession at such time to remain in the Premises, and in addition thereto, all other damages which Landlord shall suffer by reason of Tenant holding over in violation of the terms and provisions of this Lease, including all reasonable claims for damages made by any succeeding tenant or purchaser, to the extent that such damages are occasioned by the unlawful holding over of Tenant.

(ii)        In the event Tenant fails to remove all goods and chattels and other personal property in possession of Tenant, by whomsoever owned, at the end of the term of this Lease, or within 10 days after notice at such other time as Landlord may be entitled to re-enter and take possession of the Premises pursuant to any provision of this Lease, Tenant hereby irrevocably makes, constitutes and appoints Landlord as the agent and attorney-in-fact of Tenant to remove all goods and other personal property, by whomsoever owned, from the Premises to a reasonably safe place of storage, such moving to be at the sole cost and expense of Tenant, and Tenant agrees to reimburse and pay to Landlord all reasonable expenses which Landlord incurs for the removal and storage of all such goods and chattels. Alternatively, Landlord may require Tenant to remove at Tenant’s expense all such goods, chattels and other personal property, in which event Tenant shall remove all such goods, chattels and other personal property within three (3) business days of notice from Landlord to remove the same.

(iii)      No act or thing done by Landlord shall be deemed an acceptance of the surrender of the Premises unless Landlord shall execute a written release of Tenant. Tenant’s liability hereunder shall not be terminated by the execution by Landlord of a new lease of the Premises.

(c)        Acceptance of Surrender of Premises. During the Term, Tenant shall not vacate the Premises without having given Landlord ten (10) days prior written notice thereof. No act or thing done by Landlord or its agents during the Term shall be deemed in acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same is made in writing and signed by Landlord.

20.       Security Deposit. Simultaneously with the execution of this Lease, Tenant shall deposit with Landlord the Security Deposit as a security deposit. The Security Deposit (which shall not bear interest to Tenant unless required to do so by any provision of law) shall be considered as security for the payment and performance by Tenant of all of Tenant’s obligations, covenants, conditions and agreements under the Lease. Upon the expiration of the Term hereof (or any renewal or extension thereof in accordance with the Lease), Landlord shall (provided that Tenant is not in default under the terms hereof) return and pay back the Security Deposit to Tenant, less such portion thereof as Landlord shall have appropriated to make good any default by Tenant with respect to any of Tenant’s aforesaid obligations, covenants, conditions or agreements and so notify Tenant promptly upon such appropriation. In the event of any Event of Default by Tenant hereunder during the term of this Lease, Landlord shall have the right, but shall not be obligated, to apply all or any portion of that Security Deposit to cure such default, in which event Tenant shall be obligated promptly to deposit with Landlord the amount necessary to restore the Security Deposit to its original amount. In the event of sale or transfer of Landlord’s interest in the Building, Landlord shall have the right to transfer the Security Deposit to such purchaser or transferee, in which event Tenant shall look only to the new landlord for the return of the Security Deposit and Landlord shall thereupon be released from all liability to Tenant for the return of the Security Deposit.

At Tenant’s option, Tenant may deliver to Landlord a Letter of Credit in the amount of the Security Deposit provided the form and issuer of the Letter of Credit are reasonably satisfactory to Landlord. Upon delivery of such satisfactory Letter of Credit, Landlord shall refund any cash Security Deposit then held by Landlord.

21.       Covenants of Landlord.

(a)        Quiet Enjoyment. Landlord covenants that it has the right to make this Lease for the term aforesaid, and that if Tenant shall pay the rent and perform all of the covenants, terms, conditions and agreements of this Lease to be performed by Tenant, Tenant shall, during the term hereby created, freely, peaceably and quietly occupy and enjoy the full possession of the Premises without molestation or hindrance by Landlord or any party claiming through or under Landlord, subject to the provisions of paragraph (b) hereof.

(b)        Reservation. Landlord hereby reserves to itself and its successors and assigns (whether acting itself or through persons authorized by it) the following rights (all of which are hereby consented to by Tenant) exercisable from time to time without notice except as provided below.

(i)         To decorate and to make repairs, alterations, additions, changes or improvements whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes to enter upon the Premises for reasonable periods following reasonable notice, and during the continuance of any such work, to temporarily close doors, entryways, common areas, public space and corridors in the Building, to interrupt or temporarily suspend Building Services and facilities and to change the arrangement and location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets, or other public parts of the Building, so long as the Premises are reasonably accessible and Tenant is not unreasonably disturbed in use or possession thereof.

(ii)        To have and retain paramount title to the Premises free and clear of any act of Tenant purporting to burden or encumber the Premises, except for any judgment obtained against Landlord by Tenant, enforcement of such judgment to be limited to Landlord’s interest in the Building.

(iii)      To grant to anyone the exclusive right to conduct any business in or render any service to the Building, provided such exclusive right shall not operate to exclude Tenant from the Permitted Use.

(iv)      Upon reasonable prior notice, to have access for Landlord and other tenants of the Building to any mail chutes located on the Premises according to the rules of the United States Postal Service.

(v)        To take all such reasonable measures as Landlord may deem advisable for the security of the Building and its occupants, including without limitation, the evacuation of the Building for cause, suspected cause, or for drill purposes, the temporary denial of access to the Building, and the closing of the Building after normal business hours and on Saturdays, Sundays and holidays, subject, however, to Tenant’s right to admittance when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time which may include by way of example but not of limitation, that persons entering or leaving the Building, whether or not during normal business hours, identify themselves to a security officer by registration or otherwise and that such persons establish their right to enter or leave the Building.

(vi)      Following notices as required by Section 10, enter the Premises to perform Landlord’s covenants under this Lease, to exercise Landlord’s remedies under this Lease, to ascertain if Tenant is in compliance with its covenants under this Lease, to inspect the Premises, and to exhibit the Premises to Mortgagees and Lessors and to prospective lenders, purchasers and tenants.

(vii)     To change the name by which the Building is designated.

(viii)   To transfer, assign and convey, in whole or in part, the Building and any and all of its rights under this Lease, and in the event Landlord assigns its rights under this Lease and the assignee assumes all of Landlord’s obligations hereunder in writing delivered to Tenant, Landlord shall thereby be released from any further obligations hereunder, and Tenant agrees to attorn to and look solely to such successor in interest of the Landlord for performance of such obligations.

22.       Relocation of Tenant. Intentionally Deleted.

23.       Environmental Matters.

(a)        Hazardous Wastes. Except for properly contained hazardous substances (hereafter defined) used in the ordinary course of business and in compliance with applicable environmental laws, Tenant shall not engage in operations at the Premises which involve the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of “hazardous substances” or “hazardous waste” in violation of and as such terms are defined under the Industrial Site Recovery Act, N.J.S.A. 13:lK-6, et seq., (“ISRA”). Tenant further covenants that it will not cause or permit to exist as a result of an intentional or unintentional action or omission on its part, the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping from, on or about the Building or the Land on which is located of any hazardous substance (as such term is defined under N.J.S.A. 58:10-23.11(b)(k) and N.J.A.C. 7:26B-1.3).

(b)        Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be responsible for the clean-up or remediation of any hazardous substances existing on the Premises on or before the date Landlord delivers possession of the Premises to Tenant. If it is determined there is any hazardous substance or contamination on the Premises, which was present on or before the date of delivery of possession to Tenant, Landlord shall comply with its obligations under applicable law with respect to the remediation thereof.

(c)        Landlord will defend, indemnify and hold harmless Tenant, its directors, officers, shareholders, employees, agents and contractors from and against any and all liabilities, actions, demands, penalties, losses, costs or expenses (including, without limitation, reasonable attorney’s fees, consultant’s fees and remedial costs), suits, costs of any settlement or judgment and claims which may be paid, incurred or suffered by Tenant, its directors, officers, shareholders, employees, agents and contractors as a result of (i) the presence on the Land or Building of hazardous substances on or before the date Landlord delivers possession of the Premises to Tenant, unless such presence is due to any act or omission of Tenant and, (ii) spills or discharges of hazardous substance or hazardous wastes at the Building or Land caused by the act or omission of Landlord, its agents, contractors or employees.

(d)        ISRA Compliance. Except as set forth above, Tenant shall, at Tenant’s own expense, comply with ISRA with respect to Tenant’s possession and use of the Premises. Tenant shall, at Tenant’s own expense, make all submissions to, provide all information to, and except as set forth above, comply with all requirements of, the Bureau of Industrial Site Evaluation (“the Bureau”) of the New Jersey Department of Environmental Protection (“NJDEP”) with respect to Tenant’s possession and use of the Premises. Should the Bureau or any other division of NJDEP determine that a cleanup plan be prepared and that a cleanup be undertaken because of any spills or discharges of hazardous substances or hazardous wastes at the Premises which occur during the Term of this Lease, then Tenant shall, at the Tenant’s own expense, prepare and submit the required plans and financial assurances, and carry out the approved plans. Tenant’s obligations under this paragraph shall arise if there is any closing, terminating or transferring of operations of an industrial establishment at the Premises pursuant to ISRA. At no expense to the Landlord, Tenant shall promptly provide all information reasonably required by Landlord for preparation of non-applicability affidavits and shall promptly sign such affidavits when requested by Landlord. Tenant shall indemnify, defend and save harmless Landlord from all fines, suits, procedures, claims and actions of any kind arising out of or in any way connected with spills or discharges of hazardous substances or hazardous wastes at the Premises caused or suffered by Tenant which occur during the Term of this Lease; and from all fines, suits, procedures, claims and actions of any kind arising out of Tenant’s failure to provide all information, make all submissions and take all actions required by ISRA, the Bureau or any other division of NJDEP. Tenant’s obligations and liabilities under this paragraph shall continue so long as Landlord remains responsible for any spills or discharges of hazardous substances or hazardous wastes at the Premises which occur during the Term of this Lease. Tenant’s failure to abide by the terms of this paragraph shall be subject to equitable relief.

(e)        Environmental Reports. With respect to Tenant’s possession and occupancy of the Premises, Tenant shall promptly provide Landlord with any notices, correspondence and submissions made by Tenant to or to Tenant from NJDEP, the United States Environmental Protection Agency (EPA), the United States Occupational Safety and Health Administration (OSHA), or any other local, state or federal authority which requires submission of any information concerning environmental matters or hazardous wastes or hazardous substances.

(f)         Conditions Precedent to Assignment and Sublease.

(i)         As a condition precedent to Tenant’s right to sublease the Premises or to assign this Lease, Tenant shall, at Tenant’s own expense, comply with ISRA.

(ii)        As a condition precedent to Tenant’s right to sublease the Premises or to assign the Lease, Tenant shall have received from the Bureau either (A) a non-qualified approval of Tenant’s negative declaration, or (B) a non-applicability letter, for which Tenant shall promptly apply pursuant to ISRA. If this condition shall not be satisfied, the Landlord shall have the right to withhold consent to a sublease or assignment.

(g)        SIC Number. Tenant represents and warrants that its SIC Number set forth in the Basic Lease Provisions is true and correct.

(h)        Landlord’s Right to Perform. In the event of Tenant’s failure to comply in full with this Section 23 after notice and opportunity to cure, Landlord may, at its option, perform any and all of Tenant’s obligations as aforesaid and all reasonable costs and expenses incurred by Landlord in the exercise of this right shall be deemed to be Additional Rent payable in accordance with paragraph 3, above.

(i)         Survival of Obligations. Landlord’s and Tenant’s obligations under this Section 23 shall survive the expiration or sooner termination of this Lease.

24.       Completion of Improvements.

Landlord shall finish the Premises substantially in accordance with Exhibit “B” attached hereto. Landlord shall be excused for the period of any delay and shall not be deemed in default with respect to the completion of the foregoing improvements or the construction of the Building when prevented from so doing by cause or causes beyond Landlord’s reasonable control, which shall include, without limitation, all labor disputes, civil commotion, war like operations, invasions, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, fire or other casualty, inability to obtain any material, services, weather, acts of God, or any other cause, whether similar or dissimilar to the foregoing, not within the reasonable control of the Landlord.

25.       Miscellaneous.

(a)        No Representations by Landlord. Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representations or promises with respect to the premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are acquired by Tenant except as herein expressly set forth.

(b)        No Partnership. Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of Landlord and Tenant.

(c)        Brokers. Landlord recognizes Broker as the broker procuring this Lease and shall pay Broker a commission therefore pursuant to a separate agreement between Broker and Landlord. Landlord and Tenant each represent and warrant one to another that except as set forth herein neither of them has employed any broker, agent or finder in carrying on the negotiations relating to this Lease. Landlord shall indemnify and hold Tenant harmless, and Tenant shall indemnify and hold Landlord harmless, from and against any claim or claims for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty by the respective indemnitors.

(d)        Estoppel Certificates. Landlord and Tenant agree, at any time and from time to time, upon not less than five (5) business days prior written notice, to execute, acknowledge and deliver to the other written statements or other documents (i) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications), (ii) stating the dates to which the rent and any other charges hereunder have been paid by Tenant, (iii) stating whether or not to the best knowledge of such party, the other party is in default in the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying each such default of which such party may have knowledge, (iv) confirming the provisions of Article 18, (v) stating the address to which notices to such party should be sent, and (vi) such other matters relating to this Lease as may be reasonably requested. Any such statement delivered pursuant hereto may be relied upon by (i) any owner of the Building or the Land, any prospective purchaser of the Building or the Land, any mortgagee or prospective mortgagee of the Building or the Land or of Landlord’s interest in either, or any prospective assignee of any such mortgage or (ii) any actual or proposed subtenant or assignee of Tenant, lender of Tenant or any of Tenant’s accountants and attorneys.

(e)        Waiver by Jury Trial. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant’s use or occupancy of the premises, and/or any claim of injury or damage.

(f)         Notices. All notices or other communications hereunder shall be in writing and shall be deemed duly given if hand delivered (with receipt therefor), or if delivered by certified or registered mail, return receipt requested, first-class, postage prepaid, or by reputable overnight courier service at the address provided in the Basic Lease Provisions, unless notice of a change of address is given pursuant to the provisions of this Section. If any notice sent by certified and registered mail is returned to the sender by the United States Post Office as undeliverable, notice shall be deemed duly given when mailed.

(g)        Applicable Law. This Lease shall be construed, governed, and enforced under the laws of the State of New Jersey. It is expressly understood that if any future or present law, ordinance, regulation or order requires an occupancy permit for the Premises, Landlord will obtain such permit at Landlord’s own expense.

(h)        Invalidity of Particular Provisions. If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

(i)         Gender and Number. Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution.

(j)         Benefit and Burden. The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, successors and assigns. Landlord may freely and fully assign its interest hereunder.

(k)        Captions. The captions and headings herein are for convenience of reference only and in no way define or limit the scope or content of this Lease or any provision thereof.

(l)         Joint and Several Liability. If two or more individuals, corporations, partnerships, or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay rent and perform all other obligations hereunder shall be deemed to be joint and several. In like manner, if the tenant named in this Lease shall be a partnership or other business association, the members of which are, by virtue of statute or general law, subject to personal liability the liability of each such member shall be joint and several.

(m)      Corporate Tenancy. If Tenant is a corporation, the undersigned officer of Tenant hereby warrants and certifies to Landlord that Tenant is a corporation in good standing and duly organized under the laws of the state in which the Premises are located, or if chartered in a state other than that in which the Premises are located, is a corporation in good standing and duly organized under the laws of such state and is authorized to do business in the state in which the Premises are located. The undersigned officer of Tenant hereby further warrants and certifies to Landlord that he, as such officer, is authorized and empowered to bind the corporation to the terms of this Lease by his signature thereto.

(n)        Parking. Tenant covenants and agrees to comply with all reasonable non-discriminatory rules and regulations which Landlord may hereafter from time to time or at any time make to assure use of designated parking spaces on the Parcel by permitted users. Landlord’s remedies under such rules and regulations may include, but shall not be limited to, the right to tow away at owner’s expense any vehicles not parked in compliance with these rules and regulations. Landlord shall not be responsible to Tenant for the non-compliance or breach by any other tenant of said rules and regulations, provided, however, Landlord agrees to use reasonable efforts to enforce such rules and regulations uniformly.

(o)        Time of the Essence. Time shall be of the essence with respect to this Lease and all the attached Exhibits, except as otherwise therein provided.

(p)        No Option. The submission of this Lease for examination does not constitute a reservation of or option for the premises, and this Lease becomes effective only upon execution and delivery thereof by Landlord.

(q)        Price Controls. If at any time during the Term of this Lease, any of Tenant’s percentage of increases in rents or any other charges payable by Tenant hereunder shall be frozen or limited by any Local, State or Federal governmental agency or statute, ordinance or regulation to a sum less than that provided for herein, and Landlord shall be prevented from collecting any such portion of Tenant’s percentage of increase or any such charge provided for herein, then Landlord shall be entitled to collect so much thereof as shall be permitted by such local, State or Federal governmental agency or statute, ordinance or regulation, and should the additional amounts which Landlord is unable to collect become collectible at a later date, whether prior to or within one (1) year after the termination of this Lease for any reason, then Tenant agrees to pay all such increases to Landlord immediately upon notice from Landlord specifying such amounts. Any statute or statutes of limitations applicable to the collection of such sums or portion thereof shall be tolled as to such portion which is uncollectible from the date on which Landlord is prevented from collecting said sums to the date on which such sums become legally collectible by Landlord.

(r)         Arbitration.

(i)         With Landlord’s and Tenant’s agreement, all claims, disputes and other matters in question or calling for mutual agreement, between Landlord and Tenant arising out of, or relating to this Lease or the breach hereof, shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then obtaining. This agreement to arbitrate shall be specifically enforceable by Landlord and Tenant under the prevailing arbitration law. The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

(ii)        Notice of the request for arbitration shall be filed by either party in writing with the other party and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter would be barred by the applicable statute of limitations.

(iii)      The venue for arbitration or litigation with respect to all claims, controversies and disputes arising out of or relating to this Lease or any breach hereof shall be the county in which the Land and Building are located or in Philadelphia, Pennsylvania.

(s)         Entire Agreement. This Lease contains and embodies the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease shall be of any force or effect. This Lease may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by both parties hereto.

(t)         Telecommunications. Landlord shall provide to Tenant reasonable space for wiring and equipment and the right to use existing risers for bringing telecommunication services to the Premises.

(u)        Rooftop Communications Devices.

(i)         Provided that Tenant complies with all zoning and other applicable laws, rules and regulations and any covenants, conditions or restrictions applicable to the Building, Landlord and Tenant agree that Tenant shall have a non-exclusive right, subject to the terms, conditions, and requirements of this Section 25(u), to install, operate and maintain at Tenant’s cost on the roof of the Building a “Rooftop Communications Device” solely for the use of occupants of the Premises. For purposes hereof, “Rooftop Communication Devise” or “RCD” may include, a transmitter, one microwave or satellite dish or antenna or other communications fixtures or equipment utilized for receiving or transmitting voice, video or other data, together with all wiring, equipment and facilities reasonably necessary to make same functional and connected with the Premises. Tenant shall be solely responsible for obtaining any necessary permits and licenses required to install and operate the RCD. Copies of such permits and licenses shall be provided to Landlord upon request.

(ii)        As to any Rooftop Communications Device Tenant desires to install, Tenant shall notify Landlord of Tenant’s desire to install such RCD, identifying the type, size, dimensions, location of placement on the roof, energy requirements, proposed use, and pertinent plans and specifications related to such RCD. Landlord shall review such information, and within 10 days approve in writing Tenant’s plans or state any reasonable objections thereto, with which Tenant shall comply.

(iii)      Upon the satisfaction of the requirements set forth in Subsection (i) and (ii) above, Tenant shall install or cause to be installed, in a good, workmanlike and professionally competent manner, in accordance with all applicable laws, ordinances and regulations as well as Tenant’s plans therefore, and at Tenant’s cost and expense, such RCD. Landlord shall make reasonable roof space and riser areas available, rent free. Tenant’s RCD shall be a trade fixture, shall be and remain the property of Tenant, and shall be removable by Tenant at any time. Notwithstanding the foregoing, prior to the expiration or sooner termination of the Lease Term and any renewal or extension thereof Tenant shall remove the RCD. Such removal shall be in accordance with all the terms and conditions set forth herein. If Tenant fails to remove the RCD from the Building, upon expiration or earlier termination of this Lease, Landlord may remove the RCD at Tenant’s expense or deem the RCD abandoned by Tenant whereupon the same shall become the property of the Landlord.

(iv)      Tenant shall be responsible for all cost of removal and for restoring the Building to its original condition after such removal.

(v)        Tenant represents and warrants that the installation and maintenance of the RCD will not cause any damage to the structural portions of the Building, including the roof and roof membrane. Tenant shall be responsible for repairing any such damage to the Building.

(vi)      Tenant shall install, operate and maintain the RCD in accordance with all federal, state and local laws and regulations and with the rules and regulations of this Lease. Prior to installation of the RCD, Tenant shall, on behalf of the installer, provide Landlord with a certificate of insurance reasonably satisfactory to Landlord.

(vii)     Notwithstanding any other provision of this Lease, Landlord shall not be liable and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liability, damages (including but not limited to personal injury, death, or property damages), costs, expenses, and attorneys’ fees incurred by Landlord arising from any RCD related cause whatsoever, including those arising from the installation, use, maintenance and removal thereof unless caused by the tortuous conduct of Landlord, its agents, contractors or employees.

(viii)   If Tenant fails to comply with the terms and conditions stated herein, or if removal of the RCD is required by any governmental authority having jurisdiction thereof, this right to install, maintain and use such RCD may be terminated by Landlord upon ten (10) days prior written notice to Tenant specifying the reason for such termination.

(v)        The Tenant shall pay for all costs of installing operating, maintaining and removing the RCD.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Lease as of the date first above written.

Witness/Attest: Ken Cala	LANDLORD: PEREGRINE INVESTMENT PARTNERS-I
/s/ Ken Cala	By:	Berwind Realty Services, Inc., its General Partner

	By:	/s/ Samuel J. Jones, Vice President

Witness: Douglas L. Cox	TENANT: OPINION RESEARCH CORPORATON
/s/ Douglas L. Cox	By:	/s/ John F. Short, Chairman